Exhibit 10.20

ASSET TRANSFER AGREEMENT

This Asset Transfer Agreement (this “Agreement”), dated October 29, 2002, is entered into by and between The Doe Run Resources Corporation, a New York corporation with offices at 1801 Park 270 Drive, Suite 300, St. Louis, MO 63146 (“Doe Run”) and The Buick Resource Recycling Facility, LLC, a Delaware limited liability company with offices at HC-1, Box 1395, Boss, MO 65440-9501 (“Transferee”).

WITNESSETH:

A.            WHEREAS, among other businesses and endeavors, Doe Run owns and operates a facility at Boss, Missouri within the area shown on the map attached as Exhibit A (the “Buick Facility”) that conducts the storage and treatment of lead-bearing materials, processing of spent batteries, lead scrap and other lead-bearing materials for the recovery or removal of lead and other marketable commodities, lead recycling, lead smelting, and refining operations (the “Buick Business”).

B.            WHEREAS Doe Run desires to transfer to Transferee, and Transferee desires to accept from Doe Run, all of the assets used in connection with the Buick Business, except for the “Excluded Assets” as defined below.  In addition, Doe Run desires to convey, and Transferee is willing to assume, certain specified liabilities associated with the Buick Business.

NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants set forth herein, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS:

1.1           Definitions.  In this Agreement, the following terms have the meanings specified or referred to in this Article and shall be equally applicable to both the singular and plural forms.  Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

(a)           “Acquired Assets” has the meaning specified in Section 2.1.

(b)           “Action” means any lawsuit, arbitration, or governmental proceeding or investigation whether at law or in equity.

(c)           “Agreement” has the meaning specified in the first paragraph of this Agreement.

(d)           “Assumed Liabilities” has the meaning specified in Section 2.3.

(e)           “Buick Business” has the meaning specified in the first WHEREAS clause of this Agreement.

(f)            “Buick Employees” means those employees of Doe Run that are employed in the Buick Business, including those at the Buick Facility.

(g)           “Buick Facility” has the meaning specified in the first WHEREAS clause of this Agreement.

(h)           “Business Day” means a day other than Saturday or Sunday or a day on which United States national banks are closed.

(i)            “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC §§ 9601 et seq., as currently amended, and any regulations promulgated thereunder.

(j)            “Clean Air Act” means the Clean Air Act, 42 USC § 7401 et seq., as currently amended, and any regulations promulgated thereunder.

(k)           “Clean Water Act” means the Federal Water Pollution Control Act, 33 USC §§ 1251 et seq., as currently amended, and any regulations promulgated thereunder.

(l)            “Closing” has the meaning specified in Section 3.1.

(m)          “Closing Date” has the meaning specified in Section 3.1.

(n)           “Code” means the Internal Revenue Code of 1986, as currently amended.

(o)           “Contaminant” means (i) “hazardous wastes” as regulated by RCRA, (ii) “hazardous substances,” as regulated by CERCLA, (iii) “toxic substances” regulated by TSCA, including, without limitation, polychlorinated biphenyls and asbestos, (iv) “hazardous materials,” as defined by the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802 et seq., (v) radioactive materials, including those subject to the Atomic Energy Act, 42 U.S.C. Section 2100 et seq., and (vi) any other pollutant, chemical, or substance whose presence in regulated quantities creates a hazard to human health or the environment, or a violation of any Environmental Law, but in each case, taking into account any exemption for high volume low toxicity materials, including exemptions for such mining and beneficiation wastes.

(p)           “Court Order” means any judgment, order, award or decree of any foreign, federal, state, or local court, tribunal or governmental agency and any award in any arbitration proceeding.

(q)           “Deductible Amount” has the meaning specified in Section 8.4.

(r)            “Doe Run” has the meaning specified in the first paragraph of this Agreement.

(s)           “Encumbrance” means any lien, charge, security interest, mortgage, pledge, power or sale, easement, or defect in title or other encumbrances other than laws of general applicability such as zoning laws.

(t)            “Environmental Law” means all Requirements of Law relating to pollution or the regulation and protection of the environment, including, without limitation, laws and regulations regarding or relating to emissions, discharges, Releases or threatened Releases of Contaminants or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Contaminants, but not including health or safety laws under OSHA or MSHA.

(u)           “EPCRA” means the Emergency Planning and Community Right-to-Know Act of 1986, 42 USC §§ 11001 et seq., as currently amended, and any regulations promulgated thereunder.

(v)           “Equipment” has the meaning specified in Section 2.1(c).

(w)          “Excluded Assets” has the meaning specified in Section 2.2.

(x)            “Excluded Liabilities” has the meaning specified in Section 2.4.

(y)           “Expenses” means all reasonable expenses incurred in connection with investigating, defending or asserting any Action (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

(z)            “Facilities Operating Agreement” means that certain Buick Facilities Operating License Agreement to be entered into between Doe Run and Buick at the Closing, whereby Doe Run will assume operation of the Buick Facility.

(aa)         “Governmental Body” means any applicable foreign, United States, state, or local governmental authority, agency, or regulatory body.

(bb)         “Governmental Permits” has the meaning specified in Section 2.1(e).

(cc)         “Included Contracts” has the meaning specified in Section 2.1(k).

(dd)         “Indemnified Party” has the meaning specified in Section 8.3.

(ee)         “Indemnifying Party” has the meaning specified in Section 8.3.

(ff)           “Inventory” has the meaning specified in Section 2.2(h).

(gg)         “Liabilities” means any and all penalties, costs, losses, damages, judgments, settlements, disbursements, expenses, fees, obligations, debts, duties, judgments and other liabilities howsoever characterized, whether known or unknown, actual, contingent or otherwise, and any and all actions, claims, contests, suits, demands and other judicial or administrative actions seeking to impose any of the foregoing.

(hh)                          “Losses” means losses, obligations, Liabilities, settlement payments, awards, judgments, fines, assessments, penalties, and damages.

(ii)                                  “Material Adverse Effect” means a Material Adverse Effect on the business or operations of the Buick Facility, and/or in the case of Governmental Permits and Environmental Laws, that would make impractical or unduly costly the obtaining or retention of such Governmental Permits without undue cost or extraordinary action beyond the current method of operating.

(jj)                                  “OSHA” means the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., as currently amended, and any regulations promulgated thereunder.

(kk)                            “Owned Real Property” has the meaning specified in Section 2.1(a).

(ll)                                  “Permitted Encumbrances” means the Encumbrances specifically set forth on Schedule 4.1(g) hereto.

(mm)                      “Person” means any individual, corporation, partnership, limited liability company or corporation, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

(nn)                          “RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as currently amended, and any regulations promulgated thereunder.

(oo)                          “Release” includes any and all spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, and any other means by which a substance may be introduced into or travel through the environment, reportable under any applicable Environmental Law.

(pp)                          “Remedial Action” shall include all actions required by a Court Order or otherwise by a Governmental Body to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any other way address Contaminants, (ii) prevent or minimize a Release or threatened Release of Contaminants, or (iii) any other actions, including removal, remedial or other response actions as defined in Section 9601 of CERCLA.

(qq)                          “Requirements of Law” means any foreign, federal, state or local law, statute, regulation, code or ordinance of any Governmental Body currently in effect and as the same may be amended from time to time, applicable to the ownership or operation of the Buick Facility and/or the operation of the Buick Business as currently in effect.

(rr)                                “Sales Contracts” has the meaning specified in Section 2.2(f).

(ss)                            “Shared Liabilities” has the meaning specified in Section 2.5.

(tt)                                “Senior Officers” means the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Treasurer, and Corporate Secretary of Doe Run or

Transferee, and General Manager of Transferee, or persons performing equivalent functions.

(uu)                          “Tax” means any applicable federal, state, county, local or foreign income, alternative or add-on minimum, gross income, gross receipts, property, sales, use, transfer, license, excise, premium, lease, franchise, employment, payroll, wage, withholding or minimum tax, ad valorem, or customs duty, together with any interest, penalty or fine, or addition to tax imposed by any Governmental Body.

(vv)                          “Exchange Offer” means that certain Restated Exchange Offer, Consent Solicitation and Solicitation of Acceptances for all outstanding 11.25% Senior Secured Notes Due 2005, Series B; 11.25% Senior Notes Due 2005, Series B; And Floating Interest Rate Senior Notes Due 2003, Series B, dated September 20, 2002 as amended to the date hereof.

(ww)                      “Transferee” has the meaning specified in the first paragraph of this Agreement.

(xx)                              “Transfer Taxes” has the meaning specified in Section 10.9.

(yy)                          “TSCA” means the Toxic Substance Control Act of 1976, 15 USC §§ 2601 et seq., as currently amended, and any regulations promulgated thereunder.

(zz)                              “Work in Process” has the meaning specified in Section 2.2(h).

ARTICLE 2

TRANSFER OF ASSETS

2.1           Assets Conveyed.  Subject to the terms and conditions set forth herein, on the Closing Date, Doe Run shall convey, transfer and deliver to Transferee and Transferee shall acquire and accept from Doe Run, all of Doe Run’s rights, titles and interests in and to all of the tangible or intangible assets, properties and rights of Doe Run of every kind, nature and description, wherever located, except as specifically provided below, used by Doe Run for the operation of the Buick Facility (collectively, the “Acquired Assets”), but excluding those assets, properties and rights specified in Section 2.2.  The Acquired Assets include, but are not limited to, all of Doe Run’s rights, titles and interests in and to the following:

(a)                                  Owned Real Property.  The real property owned by Doe Run described in Exhibit B (“Owned Real Property”) and Buick will take the Owned Real Property subject to, and will assume all of Doe Run’s covenants, agreements, and obligations under that Deed of Trust, Security Agreement, Fixture Filing and Assignment of Leases and Rents, dated October 29, 2002, between The Doe Run Resources Corporation and Regiment Capital Advisors, L.L.C, as Beneficiary and as Agent for the lenders named in the Credit Agreement as defined therein (the “CA Deed of Trust”), and that Deed of Trust, Security Agreement, Fixture Filing and Assignment of Leases and Rents, dated October      , 2002, between The Doe Run Resources Corporation and State Street Bank and Trust

Company, as Trustee, as Collateral Agent and as Beneficiary (the “Exchange Deed of Trust”);

(b)           Fixed Assets.  All buildings, structures, improvements, fixtures and appurtenances erected upon, attached to, or located on the Owned Real Property;

(c)           Plant, Machinery, Equipment and Furniture.  All machinery, equipment, furniture, and similar tangible personal property, as well as interests of Doe Run in any such personal property leased from third parties owned or used by Doe Run within the Buick Facility including, without limitation, those assets listed on Exhibit C (“Equipment”);

(d)           Tools and Spare Parts.  All maintenance, warehouse and office supplies, spare parts, tools, dies, molds and other similar property owned by Doe Run within the Buick Facility;

(e)           Governmental Permits.  All Governmental Permits and rights and obligations of Doe Run thereunder (“Governmental Permits”) pertaining to the operation of the Buick Business;

(f)            Books and Records.  Originals or duplicate copies, to the extent in existence, of all books and records (other than personnel records) that relate to the Buick Business, including ledgers, sales invoices, accounts payable records, and supporting schedules, customer and supplier lists and files, and other files, papers and records, including those maintained on magnetic tape or microfiche format, and computer software programs, or the past or present operations of the Buick Facility;

(g)           Prepaids.  Those prepaid rentals, security deposits, prepaid utility charges, real property taxes, personal property taxes, similar assessments, and other prepaid expenses that pertain to the Acquired Assets;

(h)           Motor Vehicles.  All trucks, automobiles and other motor vehicles owned by Doe Run and used for the Buick Facility and all rights of Doe Run to any motor vehicles as are leased by Doe Run for use by the Buick Facility (including without limitation those listed in Exhibit C as part of the Equipment);

(i)            Computers; Computer Software.  All computers and related equipment of Doe Run that are located at the Buick Facility, together with any transferable rights of Doe Run to any computer programs or computer software that are used at the Buick Facility;

(j)            Intellectual Property.  A royalty free, nonexclusive perpetual license of all intellectual property, trade secrets, know how, inventions, copyrights, trademarks and other intellectual property of Doe Run used specifically with, or necessary for the operation of, the Buick Facility;

(k)           Included Contracts.  All contracts, agreements, leases (whether or not capitalized), evidences of indebtedness, and other executory contracts and commitments of Doe Run to the extent they relate to the Buick Facility (the “Included Contracts”) other than Sales Contracts;

(l)            Goodwill.  All goodwill associated with the Buick Facility and the Buick Business; and

(m)          Defenses and Counterclaim Assets.  All counterclaims and defenses relating to Assumed Liabilities.

2.2                                 Excluded Assets.  Notwithstanding the provisions of Section 2.1 hereof, the Acquired Assets do not include the following (the “Excluded Assets”):

(a)           Accounts Receivable, Cash and Equivalents.  Any and all accounts receivable, cash on hand, including deposits, accounts, temporary cash investments and equivalents, existing on the Closing Date;

(b)           Third Party Claims.  All claims or rights of Doe Run relating to the Buick Facility, if any, against third parties based on facts or circumstances occurring on or before the Closing Date to the extent the same pertain to Liabilities not assumed by the Transferee;

(c)           Insurance.  All insurance policies and rights thereunder except for proceeds of insurance relating to Assumed Liabilities and Acquired Assets (and subject to the obligation of Doe Run to retain Transferee as an insured under the Doe Run corporate insurance policies as described in Section 7.4 below);

(d)           Tax Refunds.  Rights of Doe Run to the refund of any federal or state income tax, ad valorem real estate or property tax, and any other similar tax or charge that was incurred by Doe Run or relates to the Buick Facility on or prior to the Closing Date, subject to Section 2.5(c);

(e)           Employees and Employee Benefit Plans.  All hourly, exempt and other employees of Doe Run that pertain to, or work at, or with respect to, the Buick Facility and the operations thereunder, it being agreed that there shall be no employees transferred to Transferee by Doe Run, and also excluding any and all assets related to any pension, profit sharing, stock bonus, stock option, thrift or other retirement plan, medical, hospitalization, dental, life, disability, vacation or other insurance or benefit plan, employee stock ownership plan, deferred compensation, stock ownership, stock purchase, bonus, benefit or other incentive plan, severance plan or other similar plan relating to the Buick Facility or its employees;

(f)            Sales Contracts.  All rights of Doe Run under agreements, contracts, and other instruments for the storage, shipment, warehousing, sale or purchase of products or inventory including without limitation the product sales from operations conducted at the Buick Facility from those sales agreements listed on Exhibit D (“Sales Contracts”), but subject in each case to the obligations of Doe Run pursuant to Article XI of the Facilities Operating Agreement;

(g)                                 Unrelated Confidential Information.  All proprietary or confidential business or technical information, intellectual property, records and policies that relate to Doe Run and that are not used primarily in, and are not necessary for the operation of, the Buick Business;

(h)                                 Inventory.  Subject to the obligations of Doe Run under Article XI of the Facilities Operating Agreement, all of the following existing as of the Closing Date within the Buick Facility or in transit:

(i)            All finished goods, whether located at the Buick Facility or in transit, the latest available list of which is summarized on Schedule 2.2(h)(i) (collectively, the “Finished Goods”); and

(ii)           All usable inventory of the Buick Facility existing as of the date hereof, including, without limitation, concentrates, raw materials, fuel, packaging supplies, maintenance, warehouse and office supplies and inventory items purchased but not received for which accounts payable invoice amounts are included in the Assumed Liabilities, the latest available list of which is summarized on Schedule 2.2(h)(ii) (collectively, the “Raw Materials”); and

(iii)          All work in process within the Buick Facility as of the Closing Date (collectively, “Work in Process” and together with the Finished Goods and Raw Materials, constituting the “Inventory”).

(i)            Doe Run’s Intellectual Property.  All intellectual property of Doe Run, whether or not used by or in connection with the operation of the Buick Facility or the Buick Business, including without limitation any patents, or patent applications, trademarks, trademarks or service marks, or registrations therefore, corporate names, or copyrights or any licenses to or from any Person with respect to any of the foregoing, or any confidential trade secrets, processes or the like; provided, however, there shall be a royalty-free perpetual, nonexclusive license to the Transferee under the terms of the Intellectual Property License attached hereto as Exhibit F (the “Intellectual Property License”) to use such intellectual property to the fullest extent such intellectual property is necessary for the operation of the Buick Facility and Buick Business as currently operated.

2.3                                 Assumed Liabilities.  Except as otherwise provided in this Agreement, subject to and in accordance with the terms and provisions of this Agreement, as of the Closing Date Transferee will assume, perform and discharge the following Liabilities (collectively, the “Assumed Liabilities”) to the extent not assumed by Doe Run pursuant to the Facilities Operating Agreement:

(a)           Included Contracts.  All payment and performance obligations of Doe Run accruing after the Closing Date related to the Buick Facility under the Included Contracts existing as of the Closing Date), provided, however, as a matter of clarification, any disputes or claims arising after the Closing Date pertaining to performances under the same made by Doe Run prior to or on the Closing Date, shall be retained by Doe Run;

(b)           Taxes.  Any and all taxes that may be applicable to the Acquired Assets or the business of Transferee related thereto with respect to periods beginning on the day following the Closing Date, or arising from events or occurrences after the Closing Date, including without limitation, income, ad valorem, personal property, sales, value added, goods and services or use taxes resulting from Transferee’s ownership of the Acquired Assets (but not including any income or franchise taxes of Doe Run); and

(c)           Environmental Liabilities.  Subject in each case to the Facilities Operating Agreement, all Liabilities of whatever nature relating to (i) any environmental matter, claim or other Liability that is attributable to the operations of the Buick Facility after the Closing Date except to the extent the same arise from matters occurring or operations conducted on or prior to the Closing Date (which shall be the responsibility of Doe Run), (ii) any environmental matter, claim or other Liability relating to the Owned Real Property attributable to the operations of the Buick Facility after the Closing Date except to the extent the same arise from matters occurring or operations conducted prior to or on the Closing Date (which shall be the responsibility of Doe Run), and (iii) the migration of Contaminants to contiguous premises except to the extent such migration occurred or allegedly occurred from operations prior to or on the Closing Date), and further excluding from the Liabilities of Transferee and retained as Liabilities of Doe Run in each case, any other environmental liability resulting from a claim for injury to person or property occurring or allegedly occurring beyond the boundaries of the Buick Facility to the extent that such claim for injury to person or property arises from or is attributable to the ownership, activities or operations of the Buick Facility by Doe Run and its predecessors prior to or on the Closing Date.  It is agreed that the Transferee has not assumed any Liability (whether historic or otherwise) for any environmental matters, claims or Liabilities relating to the Buick Facility or the ownership or operation thereof existing or occurring prior to or on the Closing Date, even if the manifestation of the same occurs after the Closing Date, all of which shall be retained by Doe Run.  If it is impossible to determine whether a liability arose from environmental matters or Liabilities on or prior to the Closing Date or afterwards, the parties will allocate such Liability on a fair and reasonable basis as the parties shall agree, or in absence of agreement, on the basis of the duration of operation prior to and after the Closing Date.  It is agreed that, subject to the Facilities Operating Agreement, the provisions of this Section 2.3(c) shall be the sole allocation of any Environmental Liabilities between the parties and nothing else in this Agreement shall be deemed to allocate any such Liabilities in any other manner.

2.4                                 Excluded Liabilities.  Except as set forth in Section 2.3 or 2.5, Transferee shall not assume and shall not be responsible for any Liabilities, obligations or commitments of Doe Run other than the Assumed Liabilities (which Liabilities, obligations or commitments of Doe Run are hereinafter referred to as the “Excluded Liabilities”) and Doe Run shall retain all of such Excluded Liabilities.

2.5                                 Shared Liabilities.  Subject to the Facilities Operating Agreement, the following Liabilities and obligations relating to the Buick Facilities and the Acquired Assets (the “Shared Liabilities”) shall be shared between Transferee and Doe Run as follows:

(a)           With respect to utility charges that relate to billing periods beginning before the Closing Date and ending after the Closing Date, the responsibility for payment shall be prorated between the parties on the basis of measured utility usage before and after the Closing Date (if meter or other measured service readings are made at or near such time) or otherwise on the basis of the proportional number of calendar days in the relevant billing period before and including (in the case of Doe Run) or after (in the case of Transferee) the Closing Date;

(b)           With respect to rentals payable on any leased personal property included as part of the Acquired Assets that relate to the applicable lease periods beginning before and ending after the Closing Date, the responsibility for payment will be allocated between the parties on the basis of the proportional number of calendar days in the relevant lease period before (in the case of Doe Run) and after (in the case of Transferee) the Closing Date; and

(c)           With respect to ad valorem, personal property, and similar taxes for the applicable tax year, the responsibility for payment will be allocated between the parties on the basis of the proportional number of calendar days in the relevant tax year before and after the Closing Date, respectively.

If either party pays all or any portion of the Shared Liabilities for which the other party is entirely or partially responsible hereunder, then the responsible party will promptly (but in no event later than thirty (30) days after demand by the paying party) reimburse the paying party for that payment, provided that any demand for reimbursement shall be accompanied by appropriate evidence of payment thereof.

2.6                                 Consideration.  Upon the terms and subject to the conditions contained in this Agreement, in consideration of the transfer of the Acquired Assets, on the Closing Date Transferee shall assume the Assumed Liabilities and Transferee’s allocated portion of the Shared Liabilities.

2.7                                 As-Is, Where-Is, No Warranty.  Acquired Assets acquired by Transferee pursuant to this Agreement are being transferred to and accepted by Transferee on an “AS-IS, WHERE-IS” basis and without any warranty or representation, express or implied except for those express warranties in Article 4.1, AND SPECIFICALLY DISCLAIMING ANY WARRANTY OF FITNESS FOR ANY PARTICULAR PURPOSES OR ANY WARRANTY OF MERCHANTABILITY.

2.8                                 Capital Contribution.  The Acquired Assets are being contributed to the Transferee as a capital contribution by Doe Run as additional paid-in capital.  No additional memberships or ownership interests will be issued to Doe Run for such contribution.

ARTICLE 3

THE CLOSING

3.1                                 Time and Place.  Upon the terms and subject to the conditions set forth in this Agreement, the closing of the transfer of the Acquired Assets and the assumption of the

Assumed Liabilities (the “Closing”) will take place at the offices of Doe Run as soon as practical after approval by the relevant Governmental entity of the transfer of the RCRA Permit described in Exhibit E, but no later than one hundred twenty (120) days after the date of this Agreement (the “Closing Date”).  Provided, however, that the Closing shall not be delayed if the remainder of the Governmental Permits (other than the aforementioned RCRA Permit) have not been fully transferred, but Doe Run shall continue to operate under the same until such transfer has been made and the same shall be fully transferred to the Transferee as soon as the application for transfers of the same are approved by the relevant Governmental entity.

3.2           Doe Run’s Deliveries.  At the Closing, Doe Run will deliver to Transferee the following, in form and substance reasonably satisfactory to Transferee and its counsel:

(a)           A Quit Claim Deed in the form of Exhibit B, conveying the Owned Real Property to the Transferee;

(b)           An Assignment Agreement in the form attached hereto as Exhibit H (“Assignment Agreement”) assigning to Transferee all Included Contracts and Governmental Permits included within the Acquired Assets (together with any necessary consents except in the case of those Included Contracts and Governmental Permits for which consent has not been obtained to transfer as of the Closing Date and as described in and subject to the provisions of Sections 7.1 and 7.2);

(c)           A License of Intellectual Property in the form attached hereto as Exhibit F licensing to Transferee the intellectual property rights of Doe Run necessary to operate the Buick Facility and to conduct the Buick Business;

(d)           A Bill of Sale in the form attached hereto as Exhibit I transferring and assigning to Transferee all of Doe Run’s right, title and interest in all other personal property included in the Acquired Assets not described in Section 3.2(a)-(c) above;

(e)           The Facilities Operating Agreement in the form attached hereto as Exhibit J;

(f)            The Assignment and Assumption agreement, in the form attached hereto as Exhibit K, by which Doe Run will transfer and assign to Transferee and Transferee will take and assume all of Doe Run’s covenants, agreements, and obligations under the CA Deed of Trust and the Exchange Deed of Trust;

(g)           Certificates of title to all motor vehicles that constitute part of the Acquired Assets, duly endorsed for transfer to Transferee;

(h)           All keys that are in Doe Run’s possession with respect to the Acquired Assets including without limitation keys to the motor vehicles included in the Acquired Assets;

(i)            To the extent transferable, originals of all certificates of occupancy, use agreements, permits, licenses and governmental, administrative and regulatory approvals and authorizations that are in Doe Run’s possession and that are necessary to own, operate, or transfer the Acquired Assets in compliance with applicable zoning and other federal, state and municipal laws, except where the failure to have the same would not have a Material Adverse Effect on the ability of Transferee to own, operate, or transfer the Acquired Assets;

(j)            Copies of any consents that have been obtained and that are referenced in Section 4.1(d) hereof and subject to the provisions of Sections 7.1 and 7.2; and

(k)           Such other documents and instruments reasonably necessary to effect the transactions contemplated herein, including the conveyance of title to the Acquired Assets to Transferee.

3.3                                 Transferee’s Deliveries.  At the Closing, Transferee will deliver to Doe Run the following:

(a)           A duly executed License of Intellectual Property in the form attached hereto as Exhibit F licensing to Transferee the intellectual property rights necessary to conduct the Buick Business;

(b)           A duly executed Facilities Operating Agreement in the form attached as Exhibit J relating to the operation of the Buick Facility by Doe Run;

(c)           A duly executed Assignment and Assumption agreement, in the form attached hereto as Exhibit K, by which Doe Run will transfer and assign to Transferee and Transferee will take and assume all of Doe Run’s covenants, agreements, and obligations under the CA Deed of Trust and the Exchange Deed of Trust; and

(d)           Such other documents and instruments as shall be reasonably necessary to effect the transactions contemplated hereby.

3.4                                 Title, Possession and Risk of Loss.  Subject to the Facilities Operating Agreement, title, possession and risk of loss or destruction or damage to the Acquired Assets shall pass to Transferee at and upon Closing, and Transferee shall take all steps required to take actual possession, operation and control and responsibility for the Acquired Assets on the Closing Date.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1                                 Representations and Warranties of Doe Run.  As of the Closing Date, Doe Run represents and warrants to Transferee as follows:

(a)           Doe Run is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.  Doe Run is duly qualified to do business and is in good standing as a foreign corporation in the State of Missouri.

(b)           Doe Run has the full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  Doe Run’s execution, delivery and performance of this Agreement have been duly authorized and approved by all necessary corporate action.

(c)                                  This Agreement, when executed and delivered by Doe Run, will have been duly executed and delivered by Doe Run and, assuming due authorization, execution, and delivery by Transferee, will be the legal, valid and binding obligation of Doe Run, enforceable against Doe Run in accordance with its terms, subject to general principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to creditors’ rights generally.

(d)                                 Subject to the liens and other Encumbrances and other terms and conditions to be imposed on Doe Run, the Buick Facility and Transferee as contemplated in the various arrangements described in the Tender Offer and the consummation of the undertakings entered into pursuant to the same, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein will not, except where the same are not likely to have a Material Adverse Effect on the ability of Doe Run to effect the transactions contemplated herein:

(i)            conflict with, result in a breach of the terms, conditions or provisions of, or constitutes a default, an event of default or an event creating rights of acceleration, termination or cancellation, or result in the termination of, or result in the creation or imposition of, any Encumbrance under, (i) any term or provision of the certificate of incorporation or bylaws of Doe Run; (ii) any note, instrument, contract, agreement, mortgage, indenture, lease, license, or franchise to which Doe Run is a party or by which it or any of the Acquired Assets is bound; (iii) any Court Order; or (iv) any Requirements of Law, except for any of the foregoing which, individually or in the aggregate is or are not likely to have a Material Adverse Effect or hinder or impair the consummation of the transactions contemplated hereby; or

(ii)           Require the approval, consent, authorization or act of, or the making by Doe Run of any declaration, notification, filing or registration with any Person, except for any of the foregoing which, individually or in the aggregate, if not taken, is or are not likely to have a Material Adverse Effect, or materially hinder or impair the consummation of the transactions contemplated hereby, except as shown on Schedule 4.1(d) and subject to the provisions of Sections 7.1 and 7.2 below.

(e)                                  There is no legal or administrative claim (“Action”) pending or, to the knowledge of the Senior Officers of Doe Run, threatened, that questions the legality or propriety of the transactions contemplated by this Agreement or that would impair the consummation of the transactions contemplated hereby.  Except as set forth in Schedule 4.1(e):  (a) there is no Action pending or, to the knowledge of the Senior Officers of Doe Run, threatened against Doe Run in relation to the Buick Facility and there has not been, to the knowledge of the Senior Officers of Doe Run, any claim asserted by any Person that could lead to such an Action, and (b) Doe Run is not subject to any currently pending Court Order with respect to the Buick Facility, except those set forth on Schedule 4.1(f).

(f)            Except as set forth in Schedule 4.1(f), Doe Run has complied and is in compliance with all Court Orders and Requirements of Law that are applicable to Doe Run with respect to the Buick Facility, except for such noncompliance as is not likely to have a Material Adverse Effect.

(g)           Except for any Acquired Assets subject to a leasehold interest, Doe Run is the exclusive and absolute owner of and has good title to all of the Acquired Assets free and clear of Encumbrances, except for:  (a) Permitted Encumbrances, and (b) other exceptions disclosed in Schedule 4.1(g).  Except as contemplated in the Schedule exceptions or otherwise disclosed in Schedule 4.1(g), the Acquired Assets that are utilized in the operation of the Buick Facility are usable in the ordinary course of business and conform to all applicable statutes, ordinances and regulations relating to their construction, use and operation, except where such nonconformity is not likely to have a Material Adverse Effect.

(h)           Exhibit A contains a map and Exhibit B contains a complete and accurate legal description, of each parcel of Owned Real Property held by Doe Run, constituting the Buick Facility.  Doe Run does not lease any real property used for the Buick Facility.

(i)            Doe Run has good and marketable title to the Owned Real Property free and clear of Encumbrances except for Permitted Encumbrances.

(j)            Exhibit C contains a list that includes all machinery, equipment, and vehicles owned by Doe Run and used primarily in relation to the Buick Facility having an original cost of one hundred thousand United States dollars (US$100,000) or more.  The Acquired Assets comprise all of the assets now utilized by Doe Run which are necessary to enable the activities and operations at the Buick Facility to be carried on immediately after Closing in substantially the same manner as immediately before the date of this Agreement, other than the Excluded Assets.

(k)           Exhibit H contains a brief description of each Included Contract, including without limitation, any lease or other agreement or right under which Doe Run is lessee of, or holds or operates, any machinery, equipment, or vehicle with respect to the Buick Facility owned by a third Person, except those which are terminable by Doe Run without cost of penalty on thirty (30) day’s or less notice or which provide for annual rentals of less than one hundred thousand United States dollars (US$100,000.00).

(l)            Doe Run owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from any Governmental Body which are necessary to entitle it to own or lease, operate and use the Acquired Assets and conduct its operations at the Buick Facility as currently conducted, including without limitation, those shown on Exhibit E (collectively, the Governmental Permits), except where the failure to have the same would not have a Material Adverse Effect and subject to the receipt of necessary consents and transfers of the same as otherwise provided in this Agreement, and has made application for the additional permits and authorizations as shown on Exhibit E for proposed additional operations, and fully expects such additional approvals to be granted in the ordinary course.

(m)          Doe Run has fulfilled and performed its obligations under such Governmental Permits except for such non-fulfillment or non-performance that are not likely to have a Material Adverse Effect, and no written notice of cancellation or default or of any dispute concerning any such Governmental Permit has been received by Doe Run.

(n)           Except in each case where non-compliance would not have a Material Adverse Effect, and with respect to the Buick Facility, (i) Doe Run is in compliance with all applicable Requirements of Law with respect to employment, employment practices, employment verifications, terms and conditions of employment and wages, overtime pay, and hours; (ii) Doe Run has not engaged in any unfair labor practice or illegally discriminated with regard to any aspect of employment on the basis of any legally prohibited category or classification; and (iii) with respect to employees and former employees who rendered services to, or participated in conduct or activities in connection with Doe Run, Doe Run is not liable for any arrears of wages, salaries or other payments.

(o)           With respect to the Buick Business, there are no:  (i) unfair labor practice charges or complaints pending or, to the knowledge of the Senior Officers of Doe Run, threatened against Doe Run before the National Labor Relations Board; (ii) discrimination charges pending or, to the knowledge of the Senior Officers of Doe Run, threatened against Doe Run before any federal, state or local agency or authority; (iii) complaints, charges or citations pending or, to the knowledge of the Senior Officers of Doe Run, threatened against Doe Run under OSHA or any state or local occupational safety act or regulation; (iv) to the knowledge of the Senior Officers of Doe Run, labor strike, stoppage, or material controversies pending or threatened between Doe Run and its Buick Employees or any labor union or organization representing or claiming to represent such employees’ interests; or (v) collective bargaining agreement currently being negotiated by Doe Run with respect to the Buick Employees.

(p)           Taking into account its customary trade practices, each of the Included Contracts constitutes a legal, valid and binding obligation of Doe Run subject to general principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to creditors’ rights generally and the same are in full force and effect; and Doe Run is not, nor, to the knowledge of the Senior Officers of Doe Run, alleged to be, in material breach of, or material default under, any of the Included Contracts.  Additionally, to the knowledge of the Senior Officers of Doe Run, the other parties to such Included Contracts are not, nor alleged to be, in material breach of, or material default under, any of the Included Contracts.

(q)           Notwithstanding any other provision of this Agreement, this Section 4.1(q) contains the only representations or warranties of Doe Run with respect to Environmental Law or environmental matters, and no other statement in this Agreement or in any other document or information delivered or given to or received by or on behalf of Transferee in connection with the transactions contemplated by this Agreement shall be deemed to be a representation or warranty relating to Environmental Law or environmental matters.

(i)       Doe Run is in compliance with all applicable Environmental Laws relating to the ownership and/or operations of the Buick Facility and the Buick Business, except for such noncompliance as is not likely to have a Material Adverse Effect;

(ii)      Doe Run owns, holds or possesses all Governmental Permits required under Environmental Laws and necessary for the occupation and use of the Real Property and the operation of the Buick Facility and Buick Business each as currently conducted.  All such Governmental Permits required under Environmental Laws that are currently owned, held, or possessed by Doe Run are listed in Exhibit E.  Doe Run is in compliance with all such Governmental Permits except for such noncompliance as is not likely to have a Material Adverse Effect.

(iii)     With respect to the Buick Facility and the ownership and/or operation thereof, including any off-site disposal or contamination as a result of the same, and with respect to the Buick Business, Doe Run is not subject to any pending or, to the knowledge of the Senior Officers of Doe Run, threatened investigation by, order from, claim by or continuing agreement with any Person respecting; (i) any violation of Environmental Law or Governmental Permits, (ii) any Remedial Action, or (iii) any claim of Losses and Expenses arising from the Release or threatened Release of a contaminant or the presence of any Contaminant on, in, at or beneath the Owned Real Property or the migration of any Contaminant onto or from the Owned Real Property;

(iv)    With respect to the Buick Facility and Buick Business, Doe Run is not subject to any pending or, to the knowledge of the Senior Officers of Doe Run, threatened judicial or administrative investigation, proceeding, order, notice of violation, judgment, decree or settlement with any continuing obligation alleging or relating to a violation of or liability under any Environmental Law or Governmental Permit;

(v)     To the knowledge of the Senior Officers of Doe Run, there has not been any disposal by Doe Run of any Contaminants on, at, in, or beneath any Owned Real Property or at any off-site facility except in compliance with applicable law.

(vi)    To the knowledge of the Senior Officers of Doe Run, there are no underground storage tanks (whether active or abandoned) located at, in, or beneath the Owned Real Property.

(r)            Transferee will not incur any liability or other obligation to, or with respect to, Doe Run’s employee benefit plans now or at any time in the future, including but not limited to, any severance benefits payable to any of Doe Run’s employees upon consummation of the transactions contemplated by this Agreement.

(s)           All the accounts, books, ledgers and financial and other material records of Doe Run in relation exclusively to the Buick Facility have been maintained accurately and in accordance with generally accepted accounting practices on a consolidated basis with the other operations of Doe Run.

4.2                                 Representations and Warranties of Transferee.  As of the Effective Date, the Transferee hereby represents and warrants to Doe Run as follows:

(a)           Transferee is a limited liability corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Transferee is duly qualified to do business and is in good standing as a foreign corporation in Missouri.

(b)           Transferee has the full organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to own and lease its property and conduct its operations as currently conducted.  Transferee’s execution, delivery and performance of this Agreement have been duly authorized and approved by all necessary organizational action.

(c)           This Agreement, when executed and delivered by Transferee, will have been duly executed and delivered by Transferee, and assuming due authorization, execution and delivery by Doe Run, will be the legal, valid and binding obligation of Transferee enforceable in accordance with its terms, subject to general principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to creditors’ rights generally.

(d)           Subject to the liens and other Encumbrances and other terms and conditions to be imposed on Doe Run, the Buick Facility and Transferee as contemplated in the various arrangements described in the Tender Offer and the consummation of the undertakings entered into pursuant to the same, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

(i)            Conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation, result in termination of or result in the creation or imposition of any Encumbrance under:  (i) any terms or provision of the certificate of incorporation or bylaws of Transferee, (ii) any note, instrument, contract, agreement, mortgage, indenture, lease, license, franchise, permit or other commitment to which Transferee is a party or by which it or any of its assets are bound, (iii) any Court Order, or (iv) any Requirements of Law

applicable to the Transferee in connection with the transactions contemplated herein; or

(ii)           Require the approval, consent, authorization or act of, or the making by Transferee of any declaration, notification, filing or registration with, any Person, except insofar as such consent, authorization or declaration or filing has been made and is listed in Schedule 4.1(d) (“Consents”).

(e)           There is no Action pending or, to the knowledge of the Senior Officers of Transferee, threatened which questions the legality or propriety of the transactions contemplated by this Agreement or which would impair, in any material respect, the consummation of the transactions contemplated hereby, and there has not been, to the knowledge of the Senior Officers of Transferee, any claim asserted by any Person that could lead to such an Action.

ARTICLE 5

PRE-CLOSING COVENANTS

5.1                               Cooperation and Best Efforts.  Each party will cooperate with the other and use its best efforts to (i) procure all necessary and appropriate consents and approvals, (ii) complete and file all necessary and appropriate applications, notifications, filings and certifications, and (iii) satisfy all requirements prescribed by law for, and conditions set forth in this Agreement to, the consummation of the transactions contemplated hereby.

5.2                                 Conduct of Business of the Buick Facility Prior to and on the Closing Date.  Doe Run shall conduct its operations with respect to the Buick Facility in the ordinary and usual course of business and maintain its usual relationships with suppliers, distributors, customers and others having business relationships with it.  Without the prior written consent of the Transferee, Doe Run shall not commit or omit to do any act that (i) would cause a breach of any agreement, commitment or covenant of Doe Run contained in this Agreement in any material respect or (ii) would cause the representations and warranties contained in Article 4 to become untrue in any material respect or (iii) would cause a material change in operations under any Governmental Permit issued for the Buick Facility.  Except as shown in Schedule 5.2 (New and Amended Capital Obligations), Doe Run shall not incur any new or amended obligations for capital expenditures, the terms of payment of which will arise after the Closing, in an amount in excess of $100,000.00 for any individual item, or $500,000.00 in the aggregate, without the prior consent of the Transferee.

5.3                                 Notification of Changes.

(a)           Each of Doe Run and the Transferee shall promptly notify the other of any event that causes any representation or warranty given by either of them, respectively, in Article 4 to become untrue in any material respect.

(b)           Doe Run shall have the right until the Closing to supplement or amend any of the Exhibits or Schedules described herein with respect to any matter arising or discovered after the date of this Agreement that, if existing or known on the date of this

Agreement, would have been required to be set forth or described in such Exhibits or Schedules, unless the absence of the same would have been a default.  For purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article 6 have been fulfilled, the Exhibits and Schedules shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude information contained in any such supplement or amendment thereto, except to the extent that they reflect an event or condition that would be beneficial to the Transferee; provided, however, that if the Closing shall occur, then matters disclosed pursuant to any such supplement or amendment shall be deemed included in the Exhibits and Schedules at Closing (without necessity of a written waiver or other action on the part of any party) and shall be deemed to modify the applicable representations and warranties for all purposes.

5.4                                 Governmental Permits.  Doe Run shall use all best efforts to apply to the respective Governmental Entities immediately upon the execution of this Agreement to request approval of the transfer of all of the Governmental Permits, including (i) giving notice to the applicable federal, state or local regulatory agencies with respect to the change in ownership or control or responsible officials at the Real Property, (ii) completing and submitting notices of termination, and (iii) to the extent not transferred by the Closing Date, shall cooperate fully with Transferee in obtaining the transfer of such Governmental Permits as promptly thereafter as possible.

ARTICLE 6

CONDITIONS TO CLOSING

6.1                                 Conditions to the Obligations of the Transferee.  The obligations of Transferee under this Agreement shall, at the option of Transferee, be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

(a)           No Misrepresentation or Breach of Covenants and Warranties.  There shall have been no material breach by Doe Run in the performance of any of its material covenants and agreements herein which shall not have been remedied or cured to the satisfaction of the Transferee, except for such breaches as would not, individually or in the aggregate, be likely to have a Material Adverse Effect; and there shall have been delivered to Transferee a closing certificate in a form reasonably satisfactory to Transferee to such effect, dated the Closing Date, signed by the President or Vice President of Doe Run.

(b)           No Restraint.  No Court Order shall have been issued and be in effect that restrains or prohibits any material transaction contemplated hereby.

(c)           No Material Adverse Change.  No Material Adverse Change shall have occurred in the business, assets, or financial condition of the Buick Business or the Buick Facility, or in the applicable Requirements of Law pertaining thereto.

(d)           Consents.  All necessary third party and Governmental approvals shall have been obtained in favor of the Transferee for the continued operation of the Buick

Facility in the manner now conducted, except as provided in Schedule 4.1(d) and Sections 7.1 and 7.2.

Notwithstanding the failure of any one or more of the foregoing conditions, Transferee may, at its option, proceed with the Closing without satisfaction, in whole or in part, of any or all of such conditions and without written waiver; provided, however, that in so proceeding with the Closing, and notwithstanding any other provision of this Agreement, Transferee shall be deemed to have waived any such failure and any rights or remedies it may have against Doe Run by reason of such failure.

6.2                                 Conditions to the Obligations of Doe Run.  The obligations of Doe Run under this Agreement shall, at the option of Doe Run, be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

(a)           No Misrepresentation or Breach of Covenants and Warranties.  There shall have been no material breach by Transferee in the performance of any of its covenants and agreements herein which shall not have been remedied or cured to the satisfaction of Doe Run; and there shall have been delivered to Doe Run a closing certificate in a form reasonably satisfactory to Doe Run to such effect, dated the Closing Date and signed by the President or Vice President of Transferee.

(b)           No Restraint.  No Court Order shall have been issued and be in effect which restrains or prohibits any material transaction contemplated hereby.

(c)           Closing of Tender Offer.  Doe Run shall have completed in all material respects the transactions described in the Tender Offer.

Notwithstanding the failure of any one or more of the foregoing conditions, Doe Run may, at its option, proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver; provided, however, that in so proceeding with the Closing, and notwithstanding any other provision of this Agreement, Doe Run shall be deemed to have waived any such failure and any rights or remedies it may have against Transferee by reason of such failure.

ARTICLE 7

POST-CLOSING COVENANTS

7.1           Assignment of Certain Contracts and Leases.  Doe Run will make reasonable efforts to obtain consents to the transfer of equipment leases before the Closing Date, but to the extent equipment leases have not been transferred by the Closing Date, Doe Run, regarding the equipment in question, will not enter into new leases, will not amend the current leases, and will not take any other action with respect to the leases detrimental to Transferee.  Anything in this Agreement to the contrary notwithstanding, to the extent that any Included Contract is not assignable without the consent of another Person, this Agreement shall not be deemed to constitute or require an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof.  If such consent has not been obtained by the Closing Date, Doe Run agrees to:

(a)  Cooperate with Transferee in any reasonable arrangement designed to provide for Transferee substantially the same benefits and obligations under any such Included Contract without cost to Transferee, including:

(i)  enforcing for the benefit of Transferee any or all rights of Doe Run under any such Included Contract or;

(ii)  at Transferee’s election, not transferring, conveying, assigning or delivering the same to Transferee at the Closing, and retaining legal title or right thereto, while permitting Transferee the possession and use of such assets or rights for Transferee’s account and with Transferee receiving the benefits and burdens of such assets or rights as if such assets or rights had been so transferred, conveyed, assigned and delivered.

(b)  Take all reasonable further action to obtain such consents, approvals or novations as may be required under such instrument, applicable law or otherwise to effect the transfer of the asset or right to Transferee.

7.2           Certain Consents.  Doe Run shall use all reasonable efforts to obtain any necessary third party consents listed on Schedule 4.1(d) as soon as possible after the execution of this Agreement and prior to the Closing Date; provided, however, that the failure to obtain the same shall not be a default under this Agreement.  If any such consent cannot be obtained within ninety (90) days following the execution of this Agreement, Doe Run shall take such steps as may be necessary or requested by Transferee to give Transferee the economic effect of the same.

7.3           Contracts That Apply to or Benefit Other Doe Run Facilities.  Anything in this Agreement to the contrary notwithstanding, to the extent that any agreement, contract, license, lease, permit or other authorization, purchase or sale order, or other executory contract or commitment applies to or benefits any other facility operated by Doe Run, including but not limited to the Sales Contracts shown on Exhibit D, this Agreement shall not be deemed to constitute or require an assignment of such agreement.  Doe Run agrees to cooperate with Transferee and use its reasonable efforts to negotiate with the vendors or other third parties under such agreements to enter into new agreements that would allocate between Transferee and Doe Run the rights, interests and obligations of Doe Run under such agreements, such that the Buick Facility will continue to have made available to it the benefits needed for the Buick Business under such contracts on comparable terms.

7.4           Insurance.  Following the Closing, and so long as Transferee is a subsidiary of Doe Run, Doe Run shall provide all required property, liability and other insurance for Transferee and the Buick Business under the general corporate umbrella policies of Doe Run, with such coverages, deductions and exceptions as may be required by the applicable covenants in favor of any applicable lending institution, credit agreement or other indenture applicable to the Buick Facility or Transferee, or by any Requirements of Law, or as would be generally covered by Doe Run for its other operations of similar nature and size.

7.5           Further Assurances.  Doe Run and Transferee each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement, including without limitation any and all documents necessary to assign to Transferee any of the Acquired Assets used by Doe Run in the operation of the Buick Facility that are not conveyed to Transferee at the Closing Date.

7.6                                 Confidentiality.  After termination of this Agreement pursuant to Article 9 or as of the Closing, whichever occurs first, Doe Run will not use or disclose to any person, any trade or business secrets relating to the Buick Facility and Buick Business, and Transferee will not use or disclose to any person any trade or business secrets of Doe Run not related to the Buick Facility or the Buick Business and otherwise obtained from Doe Run as a result of this Agreement, provided that, (i) either party may use or disclose any such information that has been publicly disclosed (other than by such party after the Closing Date); (ii) to the extent that a party may become legally compelled to disclose any of such information, the party may disclose such information only if such party has used its reasonable commercial efforts (and shall have afforded the other party) the opportunity to obtain an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be so disclosed; or (iii) disclosures made to the applicable Governmental entity in connection with any transfer of the Governmental Permits.

7.7                               Retention of Records; Preparation of Certain Tax Returns; Litigation Cooperation.

(a)           For a period of five (5) years after the Closing Date, Transferee and Doe Run will provide, upon reasonable notice, to the other or its officers, counsel, independent accountants and other duly authorized representatives or agents, reasonable access during normal business hours, (i) in the case of Doe Run’s obligation to Transferee, to the books, records and other data of Doe Run; and (ii) in the case of Transferee’s obligation to Doe Run, to the books, records and other data of Transferee, in each case to the extent that they relate to the Buick Facility or the Acquired Assets and only to the extent that such access is necessary to enforce a right under this agreement or to satisfy reasonable corporate purposes of the party requesting such access.  In each case, such access will include the right to conduct interviews with the other party’s officers and employees, to transcribe extracts from such books, records or other data or to make copies thereof.

(b)           Each of Transferee and Doe Run agrees that, for a period of five (5) years following the Closing Date, it will retain and not destroy, discard, deface or otherwise alter any of the books, records or other data, including, without limitation, data analysis and tapes, relating to the Buick Facility in its possession on the Closing Date, without first notifying the other party and giving the other party, at such other party’s expense, the opportunity to take custody of such books, records or other data (it being understood that Doe Run shall transfer to Transferee at Closing possession of the books, records and other data described in Section 2.1(f)).

(c)           Doe Run and Transferee shall cooperate with each other in connection with the preparation, execution and filing with the Internal Revenue Service of information returns required by Section 1060 of the Code and the regulations thereunder, relating to the transactions contemplated herein.

(d)           Upon reasonable notice, each party will make available for inspection by the other such business records and books of accounts of the Buick Facility acquired hereunder as are needed to prepare financial statements and tax schedules and related documents necessary for the filing by such party of its tax returns or reports for outstanding tax years and otherwise make available for inspection such information in connection therewith or in connection with tax examinations or audits as such party may reasonably request from time to time.  Each party agrees to cooperate with the other in the preparation of any portions of consolidated or combined federal, state, local or foreign income, sales, employment, occupational, transfer, property and other tax returns and filings pertaining to the Buick Facility or the Acquired Assets.

(e)           After the Closing Date, Transferee and Doe Run will make available to the other, as reasonably requested, and, subject to the prior written approval of the other (which approval shall not be unreasonably withheld or delayed), to any taxing authority, information, records or documents in their possession relating to tax Liabilities or potential tax Liabilities of the Buick Facility for periods prior to and including the Closing Date.

(f)            After the Closing Date, and subject to the Facilities Operating Agreement, Transferee and Doe Run shall provide reasonable cooperation, and will cause their officers and employees to provide reasonable cooperation with the other party in the furnishing of information, testimony and other assistance in connection with any action, judicial or administrative proceeding, claim or dispute to which either party is or becomes a party relating to the Acquired Assets, Assumed Liabilities or the Buick Facility (other than a dispute between the parties).  The party requesting such assistance shall promptly upon presentation of an invoice (with appropriate supporting documentation) reimburse the party providing such assistance for reasonable costs and expenses incurred in providing such assistance.

7.8                                 Mail and Other Communications.

(a)           Doe Run hereby authorizes Transferee after the Closing Date to receive and open all mail and other communications addressed to Doe Run received by Transferee, and to act with respect to such mail and other communications in such manner as Transferee may elect if such mail and other communications relate to the Buick Facility and related rights and obligations of Transferee under this Agreement, or if such mail and other communications do not so relate, to forward such mail and other communications promptly to Doe Run.

(b)           After the Closing Date, Doe Run shall promptly deliver to Transferee the original of any mail or other communication received by it pertaining to the Buick Facility and related rights and obligations of Transferee under this Agreement, and any monies, checks or other instruments of payment to which Transferee is entitled, and Transferee shall promptly deliver to Doe Run any monies, checks or instruments of payment to which Doe Run is entitled.  On the Closing Date, Doe Run shall deliver to Transferee the most recent listing available of invoices and the unpaid amount of each accounts receivable of the Buick Facility.  All payments received by Transferee after the

Closing Date from customers shall be applied to the applicable invoice of Doe Run or Transferee, as the case may be, referenced on such payment.  If a payment is received that contains no such reference and it cannot otherwise be determined whether the payment relates to an invoice of Doe Run or Transferee, it shall be deemed to relate to the earliest of Doe Run’s accounts receivable due from such customer; provided, however, that Transferee shall not otherwise be obligated to collect any accounts receivables for or on behalf of Doe Run’s account.

7.9                                 Retention of Bond and Closure Obligations.  After the Closing Date, Doe Run agrees to maintain in full force and effect that certain letter of credit or other security as may be required from time to time by the applicable regulatory agencies, pertaining to the closure obligations and operating permits of the Buick Facility; provided, however, that Doe Run shall have the option from time to time to replace such letter of credit with another instrument acceptable to the applicable regulatory bodies and to the Transferee.  Upon closure of the Buick Facility, the initial closure expenditures of the amount covered by Doe Run’s letter of credit shall be for Doe Run’s account and Doe Run shall pay such amount directly to the Transferee for such expenditures upon demand.  If the amount of closure expenditures actually incurred by Transferee is less than such amount paid by Doe Run, Transferee shall immediately refund the excess.

ARTICLE 8

INDEMNIFICATION

8.1                                 Indemnification by Doe Run.  Doe Run shall and hereby agrees to indemnify, defend and hold Transferee harmless against and in respect of:

(a)           All debts, Liabilities and obligations of Doe Run of any nature, whether accrued, absolute or contingent or otherwise, existing or arising on or resulting from events which occurred on or before the Closing Date, to the extent not expressly assumed by Transferee hereunder, which indemnity of Doe Run in favor of the Transferee shall include but not be limited to, the Excluded Liabilities; and

(b)           Any Liability, loss, claim damage or deficiency resulting directly or indirectly from any misrepresentation, breach of warranty or non-fulfillment of any agreement on the part of Doe Run under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Transferee hereunder.

8.2                                 Indemnification by Transferee.  After the Closing Date, Transferee will indemnify and hold harmless Doe Run against and in respect of any and all claims, actions, debts, obligations, damages, losses, deficiencies, Liabilities, costs and expenses incurred or suffered by Doe Run that result from, relate to or arise out of any and all Liabilities and obligations of Doe Run which have been expressly assumed by Transferee pursuant to this Agreement, but subject in each case to the provisions of the Facilities Operating Agreement.

8.3                                 Defense Against Asserted Claims.  If any claim or assertion of liability is made or asserted against a party entitled to be indemnified pursuant to this Section 8 (an “Indemnified

Party)”, the Indemnified Party shall with reasonable promptness and, in any event, no later than ten days prior to the time the response to such claim or assertion of Liability must be given, give to the other party (the “Indemnifying Party”) written notice of the claim or assertion of Liability and request the Indemnifying Party to defend the same.  The Indemnifying Party shall, at the Indemnifying Party’s expense, assume the defense of such claim or assertion.  The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the engagement thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has failed to promptly assume the defense of such action.  The Indemnified Party shall not be permitted to enter into any settlement or compromise involving any action or relief other than money unless the Indemnifying Party shall have been notified in writing of the proposed settlement or compromise and shall have consented in writing thereto, which consent shall not be unreasonably withheld.  The parties will cooperate with each other in the defense of any such action and the relevant records of each shall be available to the other with respect to such defense.

8.4                                 Indemnification Limitation.  An Indemnified Party shall be entitled to indemnification hereunder only to the extent that the amount of losses, costs, expenses and damages suffered or incurred by the Indemnified Party exceed in the aggregate $500,000.00 (the “Deductible Amount”).  Each party shall supply such information supporting any claim for indemnification hereunder, including information concerning such expenditures as are claimed toward the Deductible Amount, as the other party shall reasonably request.

ARTICLE 9

TERMINATION

9.1                                 Termination.  This Agreement may, by notice given at or prior to the Closing, be terminated:

(a)           By the mutual written consent of Doe Run and the Transferee.

(b)           By the Transferee or Doe Run if there has been a material breach by the other of any covenant contained in this Agreement that is not or cannot be cured within sixty (60) days after written notice of such breach is given to the party committing such breach, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (c) below.

(c)           By the Transferee or by Doe Run if:  (i) any condition to Closing required by Article 6 has not been met or waived by each party entitled to grant such waiver within one hundred and twenty (120) days from the date of execution of this Agreement, or (ii) any such condition cannot be met by such date and has not been waived by each party in whose favor such condition runs; provided, however, that the right to terminate this Agreement pursuant to this subsection shall not be available to a party if its own failure to fulfill or perform any obligation under this Agreement has been a substantial cause of, or has substantially resulted in, the failure of the Closing to occur or be capable of occurring on or before such date.

9.2           Effect of Termination; Survival.  Upon termination of this Agreement pursuant to this Article 9.2, this Agreement shall be void and there shall be no Liability by reason of this Agreement, or the termination thereof, on the part of any party or of their respective directors, officers, employees, agents or shareholders except for any Liability of a party hereto arising out of a material breach of its representations and warranties contained herein or arising out of a material breach of any covenant in this Agreement prior to the date of termination.

ARTICLE 10

GENERAL PROVISIONS

10.1         Notices.  Any notices, demands, requests or other communications required or permitted hereunder shall be in writing and shall be deemed to have been sufficiently given if sent by telecopy or by registered or certified mail, postage prepaid, addressed as follows:

TO DOE RUN:	The Doe Run Resources Corporation
1801 Park 270 Drive, Suite 300
St. Louis, MO 63146
ATTN: Chief Financial Officer
Telecopy: (314) 453 7178

TO THE TRANSFEREE:	The Buick Resource Recycling Facility, LLC
HC-l Box 1395
Boss, MO 65440-9501
ATTN: General Manager
Telecopy: (573) 626 3304

or such other addresses as shall be furnished by like notice by such party.  Any such notice or communication given by mail shall be deemed to have been given two business days after deposit in the U.S. mail, and any such notice or communications given by telecopy shall be deemed to have been given when sent by telecopy and the appropriate acknowledgment received.

10.2         Expenses.  Unless otherwise provided herein, Doe Run shall pay all costs and expenses (including without limitation the fees, disbursements and expenses of its attorneys, accountants and advisors) in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.

10.3         Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

10.4         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10.5         Headings.  The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

10.6         Governing Law.  This Agreement and documents required hereunder shall be governed by and construed in accordance with the laws of the State of New York, excluding such laws that direct the application of the laws of any other jurisdiction.

10.7         Survival of Representations and Warranties.  All representations, warranties and covenants of the parties contained in Section 4 and Section 5 of this Agreement shall survive the Closing for a period of twelve (12) months following the Closing Date.

10.8         Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereby waive any provisions of applicable law that render any provisions hereof prohibited or unenforceable in any respect, but all the provisions of this Agreement shall be enforced to the fullest extent permitted under applicable law.

10.9         Transfer Taxes.  All stamp, transfer, documentary, sales, use, registration and other such taxes and fees (including any penalties and interest incurred in connection with this Agreement and the transactions contemplated hereby) (collectively, the “Transfer Taxes”) shall be paid by Transferee, and Transferee shall, at its own expense, properly file on a timely basis necessary tax returns and other documentation with respect to any Transfer Tax.

10.10       No Third-Party Beneficiaries.  This Agreement is not intended to create any rights, benefits or remedies in favor of any person not a party hereto and shall not be deemed to confer upon any such person any rights, benefits or remedies.

10.11       Bulk Sales Law.  Transferee hereby waives compliance by Doe Run with the provisions of any bulk sales laws applicable to this transaction, if any, and Doe Run hereby agrees to indemnify Transferee for any claims and demands of whatever nature (other than the Liabilities expressly assumed by Transferee under this Agreement) asserted against Transferee by any creditor of Doe Run for noncompliance by Doe Run or Transferee with any bulk sales laws or similar laws which may be applicable to the sale or transfer of the Acquired Assets hereunder.

10.12       Entire Agreement; Amendment.  This Agreement, including the Schedules and Exhibits hereto, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements with respect thereto.  This Agreement may be amended, but only in writing and signed by an authorized representative of each of the parties hereto.

IN WITNESS WHEREOF, this Asset Transfer Agreement has been executed on behalf of each of the parties hereto as of the day and year first above written.

The Doe Run Resources Corporation:

By:	/s/ David Chaput
	Name:	David Chaput
	Title:	Vice President

TRANSFEREE:

The Buick Resource Recycling Facility, LLC

By:	/s/ Marvin Kaiser
	Name:	Marvin Kaiser
	Title:	CFO